                                                                    Exhibit 99.1


[FLORIDA BANKS LOGO]                                                        NEWS



CONTACTS:  Charles E. Hughes, Jr.          T. Edwin Stinson, Jr.
           President and CEO               Chief Financial Officer
           Direct - 904/332-7777           Direct - 904/332-7772
           E-mail CHUGHES@FLBK.COM         E-mail ESTINSON@FLBK.COM


                     FLORIDA BANKS REPORTS FINANCIAL RESULTS
                          FOR THE FIRST QUARTER OF 2004


JACKSONVILLE, FL. (April 21, 2004) - Florida Banks, Inc. (NASDAQ: FLBK) today reported results for its first quarter ended March 31, 2004.

         For the first quarter of 2004, the Company reported a net loss applicable to common shares of $928,000 compared with net income applicable to common shares of $731,000 in the same period last year. On a diluted per share basis, the Company's first quarter loss was $0.14 versus net income of $0.11 per share in the comparable 2003 period.

         Net interest income after provision for loan losses increased 1% to $5,040,000 in the first quarter of 2004 from $4,970,000 in the first quarter in 2003. The provision for loan losses for the first quarter of 2004 was $2,115,000 versus $889,000 in the prior-year period.

         The Company, which announced last month that it has entered into an agreement to merge into The South Financial Group, Inc. (NASDAQ/TSFG) - a transaction that remains subject to stockholder approvals and bank regulatory approval, noted that its first quarter results were affected by a number of charges recorded in view of or associated with the pending merger. Florida Banks, which earlier had been in the process of finalizing a universal shelf registration statement with the SEC, wrote-off accumulated offering expenses and expenses incurred by the Company in connection with the merger, a portion of which were not deductible for income tax purposes. Together, these charges totaled approximately $1,300,000 before taxes.

         Commenting on the announcement, Charles E. Hughes, Jr., President and Chief Executive Officer of Florida Banks, said, "From an operational point of view, the first quarter was marked by continued growth in total assets, net loans and deposits. Loan demand remained strong throughout our markets. In terms of asset quality, we did see an increase in non-performing assets related primarily to one commercial credit and increased the provision for loan losses as a result of the charge-off of a commercial loan. We believe, however, that these are isolated, non-recurring instances and are not reflective of the overall quality of our loan portfolio.

         "Of course, the big news for our shareholders in the first quarter was our signing of a definitive merger agreement to become part of The South Financial Group," Hughes continued. "Our companies share a keen focus on providing an exceptional level of service to small- and medium-sized businesses located across our high-growth markets. We look forward to completing the remaining steps in the merger process over the coming few months." Under the terms of the merger agreement announced on March 17, 2004, Florida Banks' shareholders will receive 0.77 shares of The South Financial Group ("TSFG") for each share of Florida Banks, subject to certain minimum price levels for South Financial's common stock. The transaction is subject to bank regulatory and Florida Banks' shareholder approvals.


                                     -MORE-


TEL: 904.332.7772    FAX: 904.296.2820
5210 BELFORT ROAD, SUITE 310
JACKSONVILLE, FLORIDA 32256
P.O. BOX  551430, JACKSONVILLE, FLORIDA 32255-1430

FLORIDA BANK, N.A.,  MEMBER FDIC

FLBK Reports First Quarter 2004 Results
Page 2
April 21, 2004


         At March 31, 2004, Florida Banks had total assets of $989.8 million, representing an increase of 5% from $944.5 million at December 31, 2003, and up 18% from total assets of $840.1 million at March 31, 2003. Net loans held for investment at March 31, 2004, were $726.1 million, representing an increase of 7% from $681.5 million at December 31, 2003, and a 25% increase from net loans of $581.6 million as of March 31, 2003. Loans held for sale totaled $71.4 million at March 31, 2004, compared with $66.5 million at the end of 2003 and loans held for sale of $90.0 million a year ago.

         The Company continued to fund its loan growth in the first quarter of 2004, primarily through increased deposits, along with repurchase agreements and other borrowings. At March 31, 2004, deposits totaled $823.2 million, up 3% from $796.6 million at December 31, 2003, and up 18% from deposits of $696.7 million at the end of the first quarter last year.

         A public, listen-only simulcast and replay of Florida Banks' first quarter conference call will begin at 2:30 p.m. Eastern Time tomorrow (April 22, 2004) and may be accessed with appropriate software at the Company's web site (www.flbk.com) and at www.companyboardroom.com. Access to the conference call is also available by dialing 1-800-210-9006 if Internet access is unavailable. A replay of this call will be available using these same links beginning at approximately 5:30 p.m. tomorrow and continuing through May 22, 2004.

         Florida Banks, Inc. is a Jacksonville-based holding company for a statewide community banking system in many of Florida's largest and fastest-growing markets. The Company's community banking approach emphasizes responsive and personalized service to its customers at a level normally reserved for only the very best customers of large banks. Local banking affiliates of Florida Banks, Inc. offer a range of traditional banking products and services to small and medium-sized businesses and professionals. Florida Banks, Inc. also provides personal banking services for the owners and executives of those businesses. The Company operates full-service banking offices in Tampa, Jacksonville, Alachua County (Gainesville), Broward County (Ft. Lauderdale), Pinellas County (St. Petersburg/Clearwater/Largo), Marion County (Ocala), and West Palm Beach.

         CERTAIN STATEMENTS IN THIS NEWS RELEASE CONTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, SUCH AS STATEMENTS RELATING TO FINANCIAL RESULTS AND PLANS FOR FUTURE BUSINESS DEVELOPMENT ACTIVITIES, AND ARE THUS PROSPECTIVE. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, COMPETITION, INTEREST RATE SENSITIVITY, EXPOSURE TO REGULATORY AND LEGISLATIVE CHANGES AND OTHER UNCERTAINTIES DETAILED FROM TIME TO TIME IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.

         THE FOREGOING MAY BE DEEMED TO BE OFFERING MATERIALS OF SOUTH FINANCIAL IN CONNECTION WITH SOUTH FINANCIAL'S PROPOSED ACQUISITION OF FLORIDA BANKS, ON THE TERMS AND SUBJECT TO THE CONDITIONS IN THE AGREEMENT AND PLAN OF MERGER, DATED MARCH 17, 2004, BETWEEN SOUTH FINANCIAL AND FLORIDA BANKS. THIS DISCLOSURE IS BEING MADE IN CONNECTION WITH REGULATION OF TAKEOVERS AND SECURITY HOLDER COMMUNICATIONS (RELEASE NOS. 33-7760 AND 34-42055) ADOPTED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC"). SHAREHOLDERS OF FLORIDA BANKS AND OTHER INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS THAT WILL BE INCLUDED IN THE REGISTRATION STATEMENT ON FORM S-4, WHICH SOUTH FINANCIAL WILL FILE WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT SOUTH FINANCIAL, FLORIDA BANKS, THE MERGER, THE PERSONS SOLICITING PROXIES IN THE MERGER AND THEIR INTERESTS IN THE MERGER AND RELATED MATTERS. AFTER IT IS FILED WITH THE SEC, THE PROXY STATEMENT/PROSPECTUS WILL BE AVAILABLE FOR FREE, BOTH ON THE SEC WEB SITE (HTTP://WWW.SEC.GOV) AND FROM AND FLORIDA BANKS.


                                     -MORE-

FLBK Reports First Quarter 2004 Results
Page 3
April 21, 2004



                               FLORIDA BANKS, INC.
                    SUMMARY FINANCIAL HIGHLIGHTS (UNAUDITED)
                (Dollars in thousands, except per share amounts)



                                                                    THREE MONTHS ENDED
                                                                         MARCH 31,
                                                               -----------------------------
                                                                   2004              2003
                                                               -----------        ----------
Net interest income                                            $     7,155        $    5,859
Provision for loan losses                                            2,115               889
                                                               -----------        ----------
Net interest income after provision for loan losses                  5,040             4,970
Noninterest income                                                   3,028             3,684
Noninterest expenses                                                 9,116             7,435
                                                               -----------        ----------
Income (loss) before provision (benefit) for income taxes           (1,048)            1,219
Provision (benefit) for income taxes                                  (166)              426
                                                               -----------        ----------
Income (loss) before preferred stock dividends                        (882)              793
Preferred stock dividends                                              (47)               62
                                                               -----------        ----------
Net income (loss) applicable to common shares                  $      (928)       $      731
                                                               ===========        ==========

Earnings (loss) per share:
   Basic                                                       $     (0.14)       $     0.11
                                                               ===========        ==========
   Diluted (1)                                                 $     (0.14)       $     0.11
                                                               ===========        ==========

Weighted average shares:
   Basic                                                         6,873,603         6,782,579
                                                               ===========        ==========
   Diluted                                                       7,345,920         6,894,450
                                                               ===========        ==========

Net interest rate spread                                              2.83%             2.81%
Net interest margin                                                   3.15%             3.23%
Noninterest expense ratio                                             1.27%             1.92%
Overhead ratio                                                        3.82%             3.88%
Return on average assets                                             (0.39%)            0.38%
Return on average equity                                             (6.29%)            5.45%


                                                                  MARCH 31,        MARCH 31,
                                                                    2004            2003
                                                               -----------        ----------
Total assets                                                   $   989,772        $  840,057
Loans held for investment, net                                     726,145           581,630
Deposits                                                           823,245           696,682
Shareholders' equity                                                57,944            53,766
Book value per common share (basic)                                   7.70              7.19
Book value per common share (diluted)                                 7.21              7.07


------------
(1) As the Company experienced a loss in the first quarter of 2004, stock options outstanding are anti-dilutive and are not included in the Earnings per Share Calculation


Financial information contained in this news release is derived from the unaudited Condensed Balance Sheets and unaudited Condensed Statements of Operations for the indicated periods. Percentage changes are calculated on the actual amount of the change and dollar amounts are rounded for presentation purposes. For complete quarterly financial statements, click here:
HTTP://WWW.IRINFO.COM/FLBK/1Q04FS.PDF.



                                      -END-